Exhibit 99.1 Earnings Press Release

Emclaire Financial Corp Reports Record Earnings for First Quarter 2019

EMLENTON, Pa., April 24, 2019 -- Emclaire Financial Corp (NASDAQ:EMCF), the parent holding company of The Farmers National Bank of Emlenton, reported consolidated net income available to common stockholders of $2.1 million, or $0.77 per diluted common share, for the three months ended March 31, 2019, an increase of $720,000, or 52.8%, from $1.4 million, or $0.60 per diluted common share, reported for the comparable period in 2018.  The increase in net income for the three months ended March 31, 2019 compared to the same period in 2018 resulted from increases in net interest income and noninterest income and a decrease in the provision for loan losses, partially offset by increases in noninterest expense and the provision for income taxes.  The Corporation realized an annualized return on average assets of 0.95% and an annualized return on average common equity of 11.05% for the quarter ended March 31, 2019, compared to 0.74% and 9.38%, respectively, for the same period in 2018.

William C. Marsh, Chairman, President and Chief Executive Officer of the Corporation and the Bank, noted, “The Board of Directors, management and I couldn't be more pleased with the operating results for the first quarter of 2019. In recent years, we have made considerable strategic investments to grow our franchise through the opening of denovo offices and the successful completion of whole-bank acquisitions.  These efforts have delivered strong financial performance including significant earnings growth and have provided a solid foundation for continued expansion, profitable growth and sound shareholder returns.”

OPERATING RESULTS OVERVIEW

Net income available to common stockholders increased $720,000, or 52.8%, to $2.1 million, or $0.77 per diluted common share, for the three months ended March 31, 2019, compared to net income of $1.4 million, or $0.60 per diluted common share, for the same period in 2018.  The increase resulted from increases in net interest income and noninterest income of $1.4 million and $158,000, respectively, and a $200,000 decrease in the provision for loan losses, partially offset by increases in noninterest expense and the provision for income taxes of $823,000 and $190,000, respectively.

Net interest income increased $1.4 million, or 23.5%, to $7.2 million for the three months ended March 31, 2019 from $5.8 million for the same period in 2018. The increase in net interest income resulted from an increase in interest income of $2.0 million, or 28.6%, as the Corporation experienced a $124.8 million increase in the average balance of loans outstanding. Partially offsetting the increase in interest income, interest expense increased $623,000, or 54.2%, as the Corporation's average balance of interest-bearing deposits and borrowed funds increased $75.3 million and $20.3 million, respectively. The increases in the Corporation's loans and interest-bearing deposit balances resulted from strong production across the Bank's franchise and the acquisition of Community First Bancorp, Inc. (Community First) in October 2018, which added approximately $111.6 million in loans and $106.1 million in deposits to the Bank.

The provision for loan losses decreased $200,000, or 52.6%, to $180,000 for the three months ended March 31, 2019 from $380,000 for the same period in 2018 as loan balances declined $8.1 million during the three months ended March 31, 2019 and charge-offs were lower than normal.  The provision for loan losses recorded for the three months ended March 31, 2018 was higher due to growth in the loan portfolio of $6.7 million and higher than normal charge-offs for the period.

Noninterest income increased $158,000, or 17.5%, to $1.1 million for the three months ended March 31, 2019 from $899,000 in the same period in 2018.  Fees and service charges and other noninterest income increased $118,000 and $48,000, respectively, primarily associated with the operation of the new full-service banking offices which were acquired from Community First and general increases in overdraft fee income.

Noninterest expense increased $823,000, or 17.4%, to $5.6 million for the three months ended March 31, 2019 from $4.7 million in the same period in 2018.  The increase primarily related to increases in compensation and benefits expense, other noninterest expense and occupancy and equipment expense of $464,000, $262,000 and $116,000, respectively. The increases related to costs associated with the aforementioned new banking offices and normal salary and benefit and operating expense increases.

The provision for income taxes increased $190,000, or 71.4%, to $456,000 for the three months ended March 31, 2019 from $266,000 in the same period in 2018 as a result of the increase in net income before provision for income taxes.

CONSOLIDATED BALANCE SHEET & ASSET QUALITY OVERVIEW

Total assets decreased $9.2 million, or 1.0%, to $889.6 million at March 31, 2019 from $898.9 million at December 31, 2018.  The change in assets was driven primarily by a decrease in net loans receivable of $8.3 million. Liabilities decreased $11.3 million, or 1.4%, to $807.6 million at March 31, 2019 from $818.9 million at December 31, 2018 due to decreases in customer deposits and borrowed funds of $2.1 million and $10.1 million, respectively.

Nonperforming assets remained modest, increasing $765,000 to $4.5 million, or 0.51% of total assets at March 31, 2019, compared to $3.7 million, or 0.42% of total assets at December 31, 2018.

Stockholders’ equity increased $2.1 million, or 2.6%, to $82.1 million at March 31, 2019 from $80.0 million at December 31, 2018 primarily due to a $1.1 million increase in retained earnings as a result of $2.1 million of net income, partially offset by $783,000 of common dividends paid.  Additionally, accumulated other comprehensive income increased $873,000.  The Corporation remains well capitalized and is well positioned for continued growth with total stockholders’ equity at 9.2% of total assets.  Book value per common share was $28.86 at March 31, 2019, compared to $28.09 at December 31, 2018.

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may contain words such as “believe”, “expect”, “anticipate”, “estimate”, “should”, “may”, “can”, “will”, “outlook”, “project”, “appears” or similar expressions.  Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission.  The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

INVESTOR RELATIONS CONTACT:

William C. Marsh

Chairman, President and

Chief Executive Officer

Phone: (844) 800-2193

Email:  investor.relations@farmersnb.com

EMCLAIRE FINANCIAL CORP
Consolidated Financial Highlights
(Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:	Three month period
	ended March 31,
	2019	2018

Interest income	$8,992	$6,994
Interest expense	1,772	1,149
Net interest income	7,220	5,845
Provision for loan losses	180	380
Noninterest income	1,057	899
Noninterest expense	5,559	4,736
Income before provision for income taxes	2,538	1,628
Provision for income taxes	456	266
Net income	$2,082	$1,362

Basic earnings per common share	$0.77	$0.60
Diluted earnings per common share	$0.77	$0.60
Dividends per common share	$0.29	$0.28

Return on average assets (1)	0.95%	0.74%
Return on average equity (1)	10.47%	9.38%
Return on average common equity (1)	11.05%	9.38%
Yield on average interest-earning assets	4.44%	4.08%
Cost of average interest-bearing liabilities	1.10%	0.84%
Cost of funds	0.90%	0.69%
Net interest margin	3.57%	3.41%
Efficiency ratio	66.23%	68.59%

(1)	Returns are annualized for the periods reported.

CONSOLIDATED BALANCE SHEET DATA:	As of	As of
	3/31/2019	12/31/2018

Total assets	$889,643	$898,875
Cash and equivalents	13,965	17,693
Securities	99,009	97,725
Loans, net	700,564	708,664
Deposits	759,427	761,546
Borrowed funds	35,300	45,350
Common stockholders' equity	77,883	75,802
Stockholders' equity	82,089	80,008

Book value per common share	$28.86	$28.09

Net loans to deposits	92.25%	93.06%
Allowance for loan losses to total loans	0.94%	0.91%
Nonperforming assets to total assets	0.51%	0.42%
Stockholders' equity to total assets	9.23%	8.90%
Shares of common stock outstanding	2,698,712	2,698,712